Exhibit 99.1

PRESS RELEASE

AMC ENTERTAINMENT INC.

COMMENCES SENIOR NOTES EXCHANGE OFFER

KANSAS CITY, Missouri (May 16, 2005) --- AMC Entertainment Inc. (the "Company") announced today that it has commenced an offer to exchange up to $250,000,000 aggregate principal amount of its 8⅝% Series B Senior Notes due 2012 for a like principal amount of its outstanding 8⅝% Series A Senior Notes due 2012 and up to $205,000,000 aggregate principal amount of its Series B Senior Floating Rate Notes due 2010 for an equal principal amount of its Series A Senior Floating Rate Notes due 2010. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the federal securities laws and will not bear any restrictions on transfer.

The Company will accept for exchange any and all of the outstanding Series A notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on June 16, 2005 (the "Expiration Date"), unless extended. Tenders of the outstanding Series A notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated May 13, 2005. Copies of the prospectus may be obtained from HSBC Bank USA, National Association, which is serving as the exchange agent in connection with this exchange offer. HSBC Bank USA, National Association 's address, telephone number and facsimile number are as follows:

HSBC Bank USA, National Association

One Hanson Place, Lower Level

Brooklyn, New York 11243

Attention: Paulette Shaw

By Facsimile Transmission: (718) 488-4488

Confirm by Telephone: (718) 488-4475

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is made only by the prospectus dated May 13, 2005.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 229 theatres with 3,546 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.